FOR IMMEDIATE RELEASE
For more information contact:

Media & Investor Relations John Vincenzo 508.323.1260 john_vincenzo@3com.com	Media Relations Joseph Vukson 508.323.1228 joseph_vukson@3com.com
3COM ANNOUNCES CLOSE OF H3C ACQUISITION
     MARLBOROUGH, MASS. — March 29, 2007 — 3Com Corporation (NASDAQ: COMS) today reported that its acquisition of Huawei Technologies’ 49 percent stake in H3C for $882 million officially closed and 3Com now owns 100 percent of the China-based company. To fund the transaction and related fees and expenses, 3Com used approximately $470 million of cash from its balance sheet and approximately $430 million from a senior secured bank loan at its H3C segment.
     “With 100 percent ownership of H3C, 3Com significantly improves its long term growth profile and expands its global technology leadership position,” said Edgar Masri, 3Com President and Chief Executive Officer. “With the transaction behind us, we can now focus our complete attention on integrating our sales and marketing efforts in Asia Pacific, capitalizing on H3C’s growth in China, and continuing to make progress in improving the financial performance of the combined company.”
     3Com won the right to acquire the remaining stake in H3C through a bidding process that ended on November 28, 2006 and received the final required approval from the People’s Republic of China on March 22, 2007. Additionally, members of H3C’s management team have signed two-year employment contracts that go into effect with today’s closing. Included in the agreement are bonuses tied to aggressive targets based on H3C’s future financial performance, as well as non-compete provisions.
Safe Harbor
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our H3C integration activities and our future performance. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to: our ability to integration these businesses and our ability to improve our financial performance and leverage this acquisition; and other risks detailed in the Company’s filings with the SEC, including those discussed in the Company’s quarterly report filed with the SEC on Form 10-Q for the quarter ended December 1, 2006.
3Com Corporation does not intend, and disclaims any obligation, to update any forward-looking information contained in this release or with respect to the announcements described herein.
About 3Com Corporation
3Com Corporation (NASDAQ: COMS) is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers. Through its TippingPoint division, 3Com is the leading provider of network-based intrusion prevention systems that deliver in-depth application protection, infrastructure protection, and performance protection. 3Com also owns H3C Technologies Co, Ltd. (H3C), a China-based provider of network infrastructure products. H3C brings innovative and cost-effective product development and manufacturing and a strong footprint in one of the world’s most dynamic markets. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.
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